Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

May 18, 2012

among

AMERICAN INTEGRATION TECHNOLOGIES, LLC,

AIT HOLDING COMPANY LLC,

ULTRA CLEAN HOLDINGS, INC.

and

ELEMENT MERGER SUBSIDIARY, LLC

i

Exhibit A	Escrow Agreement
Exhibit B	Registration Rights Agreement
Exhibit C	Lockup and Standstill Agreement
Exhibit D	Certificate of Merger

Annex I	Amended and Restated Limited Liability Company Agreement of the Company

Schedule I	Company Disclosure Schedule
Schedule II	Parent Disclosure Schedule

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 18, 2012 among American Integration Technologies, LLC, a Delaware limited liability company (the “Company”), AIT Holding Company LLC (“AIT”), a Delaware limited liability company and the sole member of the Company, Ultra Clean Holdings, Inc., a Delaware corporation (“Parent”) and Element Merger Subsidiary, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law, Parent and the Company will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company, with the Company being the Surviving Company (as defined herein);

WHEREAS, the Board of Managers of AIT has approved and deemed it advisable that AIT, as the sole member of the Company and the holder of 100% of the outstanding membership interests in the Company (the “Membership Interests”), and the managing member of Merger Subsidiary has approved and deemed it advisable that Parent, as the holder of all of the outstanding membership interests of Merger Subsidiary, approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, any required approvals of the holders of the membership interests in AIT to consummate the transactions contemplated by this Agreement are either not required or have been obtained by AIT; and

WHEREAS, in connection with the transactions contemplated by this Agreement, Parent and AIT are entering into the Registration Rights Agreement (as defined herein), Parent, AIT and certain other parties are entering into the Lockup and Standstill Agreement (as defined herein) and Parent, AIT and the Escrow Agent (as defined herein) are entering into the Escrow Agreement (as defined herein), each of which is to take effect upon the Closing (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“AIT Members” means the holders of membership interests in AIT.

“Ancillary Documents” means the (i) Registration Rights Agreement, (ii) Escrow Agreement and (iii) Lockup and Standstill Agreement.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable Time” means, (i) for purposes of determining AIT’s indemnification obligations pursuant to Article 12 hereof, the date of this Agreement and the Closing Date and (ii) for purposes of determining AIT’s satisfaction of the conditions in Section 11.02(a)(i), the date of this Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash Consideration” means $74,375,233, as adjusted pursuant to Section 2.07.

“Closing Adjustment” means an amount equal to (i) Closing Cash, less (ii) Closing Indebtedness (excluding Outstanding Debt that AIT pays in full, or causes to be paid in full with a portion of the Merger Consideration, at Closing) plus (iii) the amount, if any, by which Closing Working Capital exceeds Minimum Working Capital, less (iv) the amount, if any, by which Minimum Working Capital exceeds Closing Working Capital, as calculated pursuant to Section 2.08(a).

“Closing Adjustment Holdback” means an amount in cash equal to $2,662,500.

“Closing Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the time immediately prior to the Closing.

“Closing Cash” means the cash and cash equivalents of the Company as shown on the Closing Balance Sheet delivered pursuant to Section 2.08(a).

“Closing Indebtedness” means the Company’s consolidated Indebtedness immediately prior to the Closing.

“Closing Working Capital” means the excess of consolidated current assets (excluding Closing Cash and all Tax assets, including any deferred tax assets) over consolidated current liabilities (excluding Closing Indebtedness and all Tax liabilities, including any deferred tax liabilities), as determined in accordance with GAAP, applied on a basis consistent with the Company’s past practices used in preparing the Company Financial Statements, but in all instances in accordance with GAAP, as shown on the Closing Balance Sheet delivered pursuant to Section 2.08(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of the Company Balance Sheet Date.

“Company Balance Sheet Date” means December 31, 2011.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Return” means any Tax Return of the Company or any of its Subsidiaries.

“Covered Tax” means any (A) Tax of the Company or any of its Subsidiaries described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period, (B) Tax described in clause (ii) or (iii) of the definition of Tax, (C) Tax of the Company or any of its Subsidiaries resulting from a breach by the Company or AIT of any representation, covenant or agreement contained herein, and (D) Tax resulting from the application of Section 280G of the Code to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement.

“Damages” means any and all damages, losses, liability, expenses, interest, awards, judgments and penalties (including reasonable and documented expenses of investigation and reasonable attorneys’ and consultants’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto).

“Delaware Law” means the Delaware Limited Liability Company Act.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Cash Holdback” means an amount in cash equal to $3,195,000.

“Escrow Holdback” means the Escrow Cash Holdback together with the Escrow Stock Holdback.

“Escrow Holdback Amount” means (i) the Escrow Cash Holdback, plus (ii) the product of (A) the Escrow Stock Holdback and (B) the Stock Price.

“Escrow Proportion” means, (i) with respect to the Escrow Cash Holdback, thirty-seven and one-half percent (37.5%) of the dollar amount of Damages payable to an Indemnified Party pursuant to Article 12 and (ii) with respect to the Escrow Stock Holdback, that number of shares of Parent Stock that, when multiplied by the Stock Price, equals sixty-two and one-half percent (62.5%) of the dollar amount of Damages payable to an Indemnified Party pursuant to Article 12.

“Escrow Stock Holdback” means 745,920 shares of Parent Stock.

“Fundamental Representations” means, with respect to the Company, the representations and warranties contained in the first sentence of Section 4.02 (Authorization), Section 4.05 (Capitalization), Section 4.06 (Ownership of Membership Interests) and Section 4.18 (Taxes) and, with respect to AIT, the representations and warranties contained in the first sentence of Section 5.06 (Authorization).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, substance, material, waste or chemical which is (i) defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic,” “radioactive,” a “pollutant” or a “contaminant” or for which liability may arise under Environmental Laws; (ii) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1317), (iii) defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), (iv) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. 9601), or (ix) regulated or monitored by any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (i) any indebtedness or obligation, whether contingent or not, (1) owed under a credit facility, (2) evidenced by any note, bond, debenture or other debt security or (3) for money borrowed, (ii) any obligation or liability, whether or not contingent, for deferred purchase price of any property or services, (iii) any obligation as lessee under any capital lease, (iv) any obligation under any swap agreement, forward agreement, foreign currency future or option, collar agreement, exchange rate insurance or similar agreement or arrangement, or combination thereof or similar agreements or arrangements, (v) any obligation or liability, whether or not contingent, with respect to letters of credit (but only to the extent drawn) and bankers’ acceptances, (vi) any obligation or liability, whether or not contingent, relating to guarantees, direct or indirect, in any manner of all or any part of indebtedness of any other Person, in each such case as set forth in (i), (ii), (iii), (iv) and (v), including any interest accrued thereon and prepayment, change of control or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing Date, (vii) any obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, options or rights granted by such Person to acquire such capital stock, and (viii) any and all renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any indebtedness, obligation or liability of the kinds described in clauses (i) through (vii) and (ix) all interest, fees, expenses, penalty payments, premiums, charges, make-whole fees, breakage fees, yield maintenance amounts, change of control payments and similar amounts with respect to any of the indebtedness referred to in clauses (i) through (viii) that are payable as a result of the transactions contemplated hereby or the termination any repayment of such indebtedness. For the avoidance of doubt, Indebtedness shall not be deemed to include trade payables or credit card debt; provided that such amounts are included as consolidated current liabilities in Closing Working Capital.

“Intellectual Property Rights” means (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (ii) trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (iv) computer software (including source code, object code, firmware, operating systems and specifications), (v) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vi) databases and data collections, (vii) any other similar type of proprietary intellectual property right and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“International Plan” means any employee plan that covers any employee or former employee of the Company or any of its Subsidiaries located primarily outside the United States.

“Knowledge of the Company” and “Knowledge” means the actual knowledge of the Company’s Chief Executive Officer, President and Controller, and the senior direct report of each such person, as well as the actual knowledge of David Salemi, in each case without inquiry.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any Subsidiary or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial, banking or securities markets or general economic or political conditions not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, as compared to the Company’s direct competitors in the Company’s industry, (B) changes or conditions generally affecting the industry in which such Person and its Subsidiaries operate not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, as compared to such Person’s direct competitors in such Person’s industry, (C) acts of war, armed hostilities, sabotage or terrorism or natural disasters not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, as compared to such Person’s direct competitors in such Person’s industry, (D) the execution of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, (E) any failure by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (F) changes in law or accounting principles effective after the date of this Agreement or (G) any specific action taken with the express written consent of Parent or Merger Subsidiary or at the express written direction of Parent or Merger Subsidiary.

“Merger Consideration” means the Stock Consideration plus the Cash Consideration.

“Minimum Working Capital” means $24,000,000.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by or exclusively licensed to either the Company or any Subsidiary, including, without limitation, all the Intellectual Property Rights set out in Section 4.17(a)(i) of the Company Disclosure Schedule.

“Outstanding Debt” means (i) (x) any and all outstanding principal, accrued but unpaid interest and other amounts outstanding at Closing pursuant or relating to any of the agreements set forth on Section 1.1 of the Company Disclosure Schedule, and (y) any other financial obligations, payments, penalties or fees due as a result of the payment or prepayment of such amounts, and (ii) any and all outstanding and/or deferred management, consulting, finders’ and other fees owed by the Company or its Subsidiaries at Closing to AIT and/or HLHZ

AIT Holdings, L.L.C. and all legal and accounting fees relating to the transactions contemplated by this Agreement owed by the Company or its Subsidiaries to third parties at Closing.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Stock” means the common stock, $0.001 par value, of Parent.

“Permitted Encumbrances” means (i) any Liens disclosed in the Company Financial Statements and Schedule 1.2 of the Company Disclosure Schedule securing Outstanding Debt (the “Debt Liens”) and any Liens disclosed in the Company Financial Statements securing other Indebtedness of the Company or its Subsidiaries, (ii) minor imperfections which do not materially interfere with the use of the property subject thereto or affected thereby, (iii) taxes, assessments and other governmental levies, fees or charges imposed with respect to such assets which are not due and payable as of the Closing, or which are being contested in good faith, and for which appropriate reserves have been established in the Company Financial Statements in accordance with GAAP and consistent with past practices, (iv) mechanics liens and similar liens for labor, materials or supplies provided with respect to such asset incurred in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith and which have been reserved against in the Company Financial Statements in accordance with GAAP and consistent with past practices; and (v) with respect to real property, zoning and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which, in each case, do not materially impair the use or occupancy of such real property in the operation of the business of the Company and its Subsidiaries as currently conducted thereon.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“SEC” means the Securities and Exchange Commission.

“Stock Consideration” means 4,500,000 shares of Parent Stock.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Stock Price” means $7.14.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), and any interest, penalty, addition to tax or additional amount with respect thereto, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available to Persons without specific application therefor.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than an Affiliate.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest).

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	10.01(a)
Agreement	Preamble
AIT	Preamble
Allocation Statement	10.01(a)
Applicable Caps	12.02(c)
Amended and Restated LLC Agreement	3.02
Closing	2.01(a)
Closing Date	2.01(a)
Company	Preamble
Company Financial Statements	4.08
Company Insurance Policies	4.13
Company Securities	4.05(b)
Company Subsidiary Securities	4.07(b)
Confidentiality Agreement	9.04
Debt Liens	1.01
Debt Pay-Off Amount	11.02(e)
Deductible Amount	12.02(c)
DISC	7.06
Designated Accounting Firm	2.08(c)
Dispute Notice	2.08(b)
Distribution	5.02
Effective Time	2.01(b)
e-mail	14.01
Employee Plans	4.19(a)
End Date	13.01(b)(i)
Escrow Account	2.10(a)
Escrow Agent	2.10(a)
Escrow Agreement	2.10(a)
Escrow Fund	2.10(a)
Estimated Closing Adjustment	2.07
Final Closing Adjustment	2.09(a)
Final Closing Adjustment Payment	2.09(b)
Indemnified Parties	12.02(a)
Indemnified Party	12.02(a)
Lease	4.15(b)
Lockup and Standstill Agreement	11.02(c)
Material Contracts	4.24
Membership Interests	Recitals
Merger	2.01
Merger Subsidiary	Preamble

Term	Section
Multiemployer Plan	4.19(b)
Order	9.01(e)
Proceeding	9.01(e)
Parent	Preamble
Parent Closing Adjustment Certificate	2.08(a)
Parent SEC Reports	6.06
Parent Stock Certificate	2.03(a)
Pay-off Letters	11.02(e)
Permits	4.14
Real Property Lease List	4.15(a)
Referee	10.06
Registration Rights Agreement	11.02(c)
Representatives	4.01
Shortfall	2.09(b)(ii)(B)
Significant Customer(s)	4.26
Significant Supplier(s)	4.26(a)
Surviving Company	2.01
Tax Claim	10.05
Third Party Claim	12.04(a)
Warranty Cap	12.02(c)
Warranty Breach	12.02(a)(i)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. The words “delivered,” “made available,” “furnished,” “provided” and words of similar import used herein shall be deemed to include providing such information to Parent via the Company’s virtual data room website prior to the date hereof. The phrase “date hereof” shall mean the date of this Agreement. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving company (the “Surviving Company”).

(a) Subject to the provisions of Article 11, the closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California, 94025 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 11 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”). The Closing shall be deemed to have occurred effective as of 11:59 p.m. on the Closing Date.

(b) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(c) At Closing, AIT shall pay in full, or cause to be paid in full with a portion of the Merger Consideration, the Debt Pay-Off Amount in accordance with the Pay-Off Letters.

(d) From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Company Interest. At the Effective Time:

(a) Subject to the terms and conditions of this Agreement, the Membership Interests held by AIT outstanding immediately prior to the Effective Time, which comprise all of the outstanding Membership Interests in the Company, shall be converted into the right to receive (i) the Stock Consideration plus (ii) the Cash Consideration. As of the Effective Time, all Membership Interests shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of any fractional share of Parent Stock pursuant to Section 2.05, in each case to be issued or paid in accordance with Section 2.03, without interest.

(b) The membership interests of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become 100% of the membership interests in the Surviving Company with the same rights, powers and privileges as the membership interests so converted and which membership interests shall constitute the only membership interests of the Surviving Company. In accordance with Section 18-301(b)(3) of Delaware Law, the member of Merger Subsidiary immediately prior to the Effective Time shall hereby be admitted to the Surviving Company as the sole member of the Surviving Company upon the Effective Time, and upon the Effective Time the member of Merger Subsidiary shall be the holder of 100% of the membership interests of the Surviving Company. Concurrently therewith, AIT shall cease to be a member of the Company and shall not be deemed a member of the Surviving Company, and the Company shall continue as the Surviving Company without dissolution.

(c) Notwithstanding the foregoing, the parties acknowledge and agree that an amount equal to the Escrow Cash Holdback plus the Closing Adjustment Holdback shall be deducted from the Cash Consideration payable to AIT pursuant to this Article 2, and a number of shares of Parent Stock equal to the Escrow Stock Holdback shall be deducted from the Stock Consideration payable to AIT pursuant to this Article 2. The Escrow Holdback and the Closing Adjustment Holdback shall be payable only (x) upon release from the Escrow Account in accordance with this Agreement and the Escrow Agreement and (y) to the extent not reduced by adjustments pursuant to Section 2.09 and indemnification payments pursuant to Article 12.

(d) Notwithstanding the foregoing, the parties agree that AIT may direct Parent to pay all or a portion of the Cash Consideration to one or more lenders or creditors of the Outstanding Debt by wire transfer on the Closing Date and any such amount so paid shall nevertheless be deemed paid to AIT for all purposes of this Agreement.

Section 2.03. Payment.

(a) Subject to the foregoing, Parent shall deliver, at Closing, the Merger Consideration in respect of the Membership Interests, as follows:

(i) a certificate (the “Parent Stock Certificate”), registered in the name of AIT, representing the number of whole shares of Parent Stock that AIT has the right to receive pursuant to Section 2.02(a)(i) (less the Escrow Stock Holdback, the certificate for which Parent shall deliver to the Escrow Agent, pursuant to Section 2.10); and

(ii) the aggregate Cash Consideration that AIT has the right to receive pursuant to Section 2.02(a)(ii), as adjusted pursuant to Section 2.07 (less the Escrow Cash Holdback and the Closing Adjustment Holdback, which Parent shall deliver to the Escrow Agent pursuant to Section 2.10, less any amounts deducted and paid to the Escrow Agent pursuant to Section 11.02(a) hereof).

Until Closing, such Membership Interests shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

Section 2.04. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Membership Interests in the Company or the capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options to purchase shares of Parent’s common stock granted under Parent’s stock option or compensation plans or arrangements, or any public offering of common stock or convertible securities by Parent for cash proceeds, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and correspondingly adjusted.

Section 2.05. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that AIT would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, AIT shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on Nasdaq on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which AIT would otherwise have been entitled.

Section 2.06. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Surviving Company, Parent and the

Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Company or Parent, as the case may be, so withholds amounts and duly pays over such amounts to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Membership Interests in respect of which the Surviving Company or Parent, as the case may be, made such deduction and withholding.

Section 2.07. Initial Purchase Price Adjustments. The Company will cause to be delivered to Parent, no later than three (3) Business Days prior to the Closing, (i) an estimated statement setting forth the Company’s good faith estimate of the Closing Adjustment (the “Estimated Closing Adjustment”), and (ii) a certificate as to the preparation of the Estimated Closing Adjustment executed by the principal financial officer of the Company.

(a) The Cash Consideration shall be adjusted as follows:

(i) if the Estimated Closing Adjustment is less than $0, the Cash Consideration shall be reduced by an amount equal to the Estimated Closing Adjustment (subject to the potential true up set forth in Section 2.09 below); and

(ii) if the Estimated Closing Adjustment is greater than $0, the Cash Consideration shall be increased by an amount equal to the Estimated Closing Adjustment (subject to the potential true up set forth in Section 2.09 below).

Section 2.08. Closing Balance Sheet.

(a) As promptly as practicable, but no later than 60 days after the Closing Date, Parent will cause to be prepared, in a manner consistent with the Company’s accounting policies and practices as applied in the preparation of the Company Financial Statements, and delivered to AIT the Closing Balance Sheet, and a certificate based on such Closing Balance Sheet setting forth Parent’s calculation of the Closing Adjustment, executed by the principal financial officer of the Parent (the “Parent Closing Adjustment Certificate”).

(b) If AIT disagrees with Parent’s calculation of the Closing Adjustment set forth in the Parent Closing Adjustment Certificate delivered pursuant to Section 2.08(a), AIT may, within 30 days after receipt of the Closing Balance Sheet and the Parent Closing Adjustment Certificate, deliver a notice to Parent disagreeing with such calculation and setting forth AIT’s calculation of the Closing Adjustment (the “Dispute Notice”). The Dispute Notice shall specify those items or amounts as to which AIT disagrees and the basis for such disagreement, and AIT shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the Parent Closing Adjustment Certificate delivered pursuant to Section 2.08(a).

(c) If a Dispute Notice shall be delivered pursuant to Section 2.08(b), Parent and AIT shall, during the 30 days following such delivery, use all reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Final Closing Adjustment, which amount shall not be less than the amount set forth in the Parent Closing Adjustment Certificate delivered pursuant to Section 2.08(a) or more than the amount set forth in the Dispute Notice delivered pursuant to Section 2.08(b). If, during such period, Parent and AIT are unable to reach such agreement, they shall promptly thereafter (and not later than 15 days thereafter) retain a firm of independent accountants of nationally recognized standing reasonably satisfactory to Parent and AIT (who shall not have any material relationship with Parent, AIT or the AIT Members) (the “Designated Accounting Firm”), promptly to review and resolve the disputed items and amounts of Closing Adjustment. In connection with the resolution of any such dispute by the Designated Accounting Firm: (i) the Designated Accounting Firm shall determine the Closing Adjustment in a manner consistent with the Company’s accounting policies and practices as applied in the preparation of the Company Financial Statements, within 30 days of the referral of the dispute to the Designated Accounting Firm; (ii) the Designated Accounting Firm shall consider only those items or amounts in the Closing Balance Sheet or the Parent Closing Adjustment Certificate as to which AIT has disagreed; (iii) each of Parent and AIT shall have a reasonable opportunity to confer or meet with the Designated Accounting Firm to provide its views as to any disputed issues with respect to the calculation of the Closing Adjustment; provided, that no meetings, discussions or communications shall occur with the Designated Accounting Firm except in the presence of both Parent and AIT; (iv) copies of all documents and information provided to, and correspondence with, the Designated Accounting Firm by either Parent or AIT shall be provided simultaneously to the other party; (v) upon making its final determination of the Closing Adjustment, the Designated Accounting Firm shall deliver a copy of its calculations to Parent and AIT; and (vi) the determination of the Closing Adjustment made by the Designated Accounting Firm shall be final and binding on Parent and AIT for all purposes, absent fraud or manifest error. The costs of the Designated Accounting Firm shall be borne by Parent if the difference between the Final Closing Adjustment and Parent’s calculation of the Closing Adjustment delivered pursuant to Section 2.08(a) is greater than the difference between the Final Closing Adjustment and AIT’s calculation of the Closing Adjustment delivered pursuant to Section 2.08(b), and by AIT if the first such difference is less than the second such difference and otherwise equally by Parent and AIT.

(d) Parent and the Company agree that they will, and agree to direct their respective independent accountants to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of the Closing Adjustment and in the conduct of the reviews referred to in this Section 2.08, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

Section 2.09. Adjustment of Merger Consideration.

(a) “Final Closing Adjustment” means the Closing Adjustment if no Dispute Notice is duly delivered pursuant to Section 2.08(b); or if a Dispute Notice is duly delivered, as finally determined pursuant to Section 2.08(c); provided that, in no event shall the Final Closing Adjustment be less than Parent’s calculation of the Closing Adjustment set forth in the Parent Closing Adjustment Certificate delivered pursuant to Section 2.08(a) or more than AIT’s calculation of the Closing Adjustment set forth in the Dispute Notice delivered pursuant to Section 2.08(b).

(b) If the Final Closing Adjustment is greater than the Estimated Closing Adjustment, Parent shall owe to AIT an amount equal to the excess of the Final Closing Adjustment over the Estimated Closing Adjustment. If the Final Closing Adjustment is less than the Estimated Closing Adjustment, AIT shall owe Parent an amount equal to the excess of the Estimated Closing Adjustment over the Final Closing Adjustment (such amount described in this Section 2.09(b), the “Final Closing Adjustment Payment”).

(i) If Parent owes the Final Closing Adjustment Payment to AIT, then AIT shall be entitled to withdraw from the Escrow Account an amount in cash equal to the Closing Adjustment Holdback and Parent shall pay to AIT an amount in cash equal to the Final Closing Adjustment Payment within five (5) Business Days of the determination of the Final Closing Adjustment Payment.

(ii) If AIT owes the Final Closing Adjustment Payment to Parent, then:

(A) if the Final Closing Adjustment Payment is equal to or less than the Closing Adjustment Holdback, Parent shall withdraw from the Escrow Account an amount in cash equal to the Final Closing Adjustment Payment, and the excess of the Closing Adjustment Holdback, if any, over the Final Closing Adjustment Payment shall be distributed from the Escrow Account to AIT; and

(B) if the Final Closing Adjustment Payment exceeds the Closing Adjustment Holdback (such excess, the “Shortfall”), then Parent shall be entitled to, at its option and if not previously paid by AIT: (1) withdraw from the Escrow Account an amount in cash equal to the Closing Adjustment Holdback; (2) at Parent’s option, withdraw from the Escrow Account an amount in cash equal to all or any portion of the Escrow Cash Holdback, up to the Shortfall, and (3) require AIT to, within five (5) Business Days of receipt of notice of the determination of the Final Closing Adjustment Payment, (A) pay to Parent an amount in cash equal to the Shortfall, if any, that is not satisfied from the Escrow Account, and (B) deposit into the Escrow Account an amount in cash equal to the Shortfall, if any, that was satisfied by release to Parent of the Escrow Cash Holdback. Such amounts paid by AIT to replenish the Escrow Cash Holdback shall be treated as Escrow Cash Holdback for all purposes under this Agreement and the Escrow Agreement.

With respect to any payment to Parent or AIT in connection with adjustments to the Escrow Account pursuant to this Section 2.09, AIT and Parent shall deliver to the Escrow Agent, within two (2) Business Days following the determination of the Final Closing Adjustment Payment, a written notice executed by both parties instructing the Escrow Agent to make such payment to Parent or AIT, as the case may be, from the Escrow Amount.

Section 2.10. Escrow.

(a) Prior to or simultaneously with the Effective Time, AIT and Parent shall enter into an escrow agreement with JPMorgan Chase Bank, NA (the “Escrow Agent”) substantially in the form of Exhibit A hereto (the “Escrow Agreement”). At the Effective Time, Parent shall withhold from the Merger Consideration and deposit with the Escrow Agent an amount in cash equal to the Escrow Cash Holdback plus the Closing Adjustment Holdback and one or more certificates representing the Escrow Stock Holdback (together, the “Escrow Fund”), to be held in an account (the “Escrow Account”) governed by the terms and conditions of this Agreement and the Escrow Agreement and managed by the Escrow Agent.

(b) The Escrow Fund shall constitute security solely for (i) adjustments to the Merger Consideration pursuant to Section 2.09 and (ii) the indemnification obligations of AIT pursuant to Article 12, and shall be held in and distributed from the Escrow Account in accordance with the provisions of this Agreement and the Escrow Agreement. The Escrow Agreement shall provide that any amount of the Closing Adjustment Holdback remaining in the Escrow Account following either (i) the payment to Parent of the Final Closing Adjustment Payment pursuant to Section 2.09, or (ii) the final determination pursuant to Section 2.09 that no such Final Closing Adjustment Payment is owed to Parent, shall be released to AIT subject to this Agreement and the Escrow Agreement. The Escrow Agreement shall also provide that any amount of the Escrow Holdback remaining in the Escrow Account, and not the subject of a claim duly and timely made in accordance with Article 12 hereof, on the date that is fifteen (15) months following the Closing shall be released to AIT subject to this Agreement, including Section 12.01 hereof, and the Escrow Agreement.

ARTICLE 3

THE SURVIVING COMPANY

Section 3.01. Certificate of Formation. The certificate of formation of the Company in effect at the Effective Time shall be the certificate of formation of the Surviving Company until amended in accordance with Applicable Law.

Section 3.02. Limited Liability Company Agreement. The limited liability company agreement of the Company in effect at the Effective Time shall be the limited liability company agreement of the Surviving Company; provided that, at the Effective Time, such limited liability company agreement shall be amended and restated in substantially the form as set forth on Annex I (the “Amended and Restated LLC Agreement”).

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the managers of Merger Subsidiary at the Effective Time shall be the managers of the Surviving Company and (b) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 14.04, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Existence and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company has prior to the date hereof made available to Parent or its Representatives true and complete copies of the certificate of formation and limited liability company agreement of the Company as currently in effect. “Representatives” of a party means such party’s legal counsel, investment bankers and accountants. The Company is not in violation of any of the provisions of its limited liability company agreement.

Section 4.02. Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s requisite powers and have been duly authorized by all necessary action on the part of the Company. The requisite approval of the holders of the Company’s and AIT’s membership interests necessary in connection with the consummation of the Merger has been obtained prior to the date hereof. Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, regardless of whether such enforcement is sought in a proceeding at law or in equity).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or on the ability of the Company to consummate the transactions contemplated hereby.

Section 4.04. Non-Contravention. The execution, delivery and performance by AIT and the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation or limited liability company agreement of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law which would adversely affect the Company or its Subsidiaries in any material respect or the ability of AIT and the Company to perform their respective duties and obligations under this Agreement, (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any material agreement or other material instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its

Subsidiaries which would adversely affect the Company or its Subsidiaries in any material respect or the ability of AIT and the Company to perform their respective duties and obligations under this Agreement, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than Permitted Encumbrances.

Section 4.05. Capitalization. (a) AIT is the sole member of the Company and owns 100% of the Membership Interests, which Membership Interests represent all of the authorized, issued and outstanding equity interests of the Company. All outstanding Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the holders of membership interests in the Company may vote. Except as set forth in Section 4.05 of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) Membership Interests or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for Membership Interests or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any Membership Interests, voting securities or securities convertible into or exchangeable for Membership Interests or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities of or rights in the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Membership Interests or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, and no Membership Interests in the Company or any Company Securities were issued in violation of any preemptive rights. Other than AIT’s limited liability company agreement, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c) Neither (i) the Membership Interests in the Company, nor (ii) any Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Ownership of Membership Interests. AIT is the record and beneficial owner of all of the Membership Interests in the Company that are issued and outstanding, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Membership Interests) except for such restrictions imposed by applicable U.S. federal and state securities laws. Following the Effective Time, after giving effect to the transactions contemplated by this Agreement, Parent will own all Membership Interests of, and equity and other ownership and economic interest in, the Company.

Section 4.07. Subsidiaries. (a) (i) Integrated Flow Systems LLC, a California limited liability company, and IFS International Sales Corporation, a Delaware corporation, are the only Subsidiaries of the Company, and each such Subsidiary has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, and has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. (ii) Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on such Subsidiary.

(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.08. Financial Statements. (a) The audited balance sheets as of December 31, 2011, 2010 and 2009 and the related audited statements of income and cash flows for each of the three (3) years ended December 31, 2011, 2010 and

2009 (collectively, “Company Annual Financial Statements”) and the unaudited interim consolidated balance sheet as of March 31, 2012 and 2011 and the related unaudited interim consolidated statements of income and cash flows for the three months ended March 31, 2012 and 2011 of the Company (collectively with Company Annual Financial Statements, the “Company Financial Statements”) fairly present, in all material respects and in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Company Annual Financial Statements comply, in form and content, with the applicable financial statement requirements of Regulation S-X of the SEC as of and for each of the periods stated above. The Company has delivered to Parent or its Representatives true and complete copies of the Company Financial Statements.

(b) The books of account and other financial records of the Company and its Subsidiaries have been maintained in accordance with sound business practices in all material respects, including the maintenance of a system of internal controls adequate to maintain the integrity of the Company’s books and records in all material respects. The minute books of the Company and its Subsidiaries contain complete, correct and accurate records, in all material respects, of all corporate action required to be taken by the Board of Managers and the holders of the Membership Interests in the Company. At the Closing, all of those books and records will be in the possession of the Company. The Company has previously provided or made available all of these books, records and accounts to Parent (or Parent’s representatives).

(c) McGladrey LLP, who has delivered its report with respect to the audited balance sheets as of December 31, 2011, 2010 and 2009 and the audited statements of income and cash flows for each of the years in the three (3) year period ended December 31, 2011 of the Company, was, at the time of such reports, and is currently an independent public accountant with respect to the Company for the purposes of Rule 3-05 of Regulation S-X.

Section 4.09. Absence of Certain Changes. (a) Other than with respect to the transactions contemplated by this Agreement, since the Company Balance Sheet Date, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b) Other than with respect to the transactions contemplated by this Agreement, from the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 7.01.

Section 4.10. No Undisclosed Liabilities. There are no material liabilities of the Company or any of its Subsidiaries that are required to be disclosed in financial statements prepared in accordance with GAAP that are not so provided for in the Company Balance Sheet or in the notes thereto, and, to the Knowledge of the Company, there are no other material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the Knowledge of the Company, there is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a liability or obligation, other than: (1) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and (2) liabilities or obligations listed in Section 4.10 of the Company Disclosure Schedule.

Section 4.11. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is in compliance with, and has not violated in any material respect, and to the Knowledge of the Company is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any material Applicable Law since December 31, 2008. There is no material judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries or: (a) any of their assets or properties; (b) to the Knowledge of the Company, any of their present or former directors, managers, officers or employees (in their capacities as such); or (c) that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.12. Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Company threatened against, the Company, any of its Subsidiaries, or to the Knowledge of the Company, against any present or former officer, manager, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or action, suit, investigation or proceeding pending or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries, by any Governmental Authority or arbitrator, which, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a material impact on the business of the Company and its Subsidiaries or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.13. Insurance Coverage. Section 4.13 of the Company Disclosure Schedule sets forth a complete list of, and the Company has provided to Parent or its Representatives true and complete copies of, all insurance policies and fidelity bonds currently in effect and relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries (the “Company Insurance Policies”). Other than as disclosed on Section 4.13 of the Company Disclosure Schedule, there is no claim by the Company or any of its Subsidiaries pending under any of the Company Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policies or in respect of which such underwriters have reserved their rights. All premiums payable under the Company Insurance Policies have been paid. To the Knowledge of the Company, the Company Insurance Policies are in full force and effect. The Company Insurance Policies (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2009. To the Knowledge of the Company, the Company has not been informed of a threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of the Company Insurance Policies, other than ordinary course notices of nonrenewal of policies which are expiring in accordance with their terms. Except as disclosed in Section 4.13 of the Company Disclosure Schedule, the Company and its Subsidiaries shall after the Closing continue to have coverage under the Company Insurance Policies with respect to events occurring prior to the Closing to the extent such events would have been covered by the Company Insurance Policies prior to the Closing.

Section 4.14. Licenses and Permits. The Company has obtained each material license, franchise, permit, certificate, approval or other similar authorization of a Governmental Authority that is required for the operation of the business of the Company and its Subsidiaries as currently conducted and to permit the Company and its Subsidiaries to own or use its assets in the manner in which such assets are currently owned or used (the “Permits”). Section 4.14 of the Company Disclosure Schedule contains a list of all Permits. Except as set forth on Section 4.14 of the Company Disclosure Schedule, (a) the Permits are valid and in full force and effect, (b) the Permits are in the name of, or have legally and validly been assigned to, the Company or its Subsidiaries; and (c) neither the Company nor any of its Subsidiaries is in default under, and to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default under, the Permits (except to the extent that such default would not cause any loss or impairment of any Permit).

Section 4.15. Properties. The Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice. None of such property or assets is subject to any Lien, except for Permitted Encumbrances or as disclosed on the Company Balance Sheet. Neither the Company nor any of its Subsidiaries own any real property.

(a) Section 4.15 of the Company Disclosure Schedule identifies the address or legal description of each parcel of leased real property (the “Real Property Lease List”) under which the Company or any of its Subsidiaries occupies or has the right to occupy.

(b) True and complete copies of each lease of real property on the Real Property Lease List and each lease of personal property, together with all extensions, supplements, amendments, other modifications and nondisturbance agreements relating thereto, have been provided to Parent or its Representatives prior to the date hereof. Each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property or tangible personal property: (i) to the Knowledge of the Company, is valid and in full force and effect in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, regardless of whether such enforcement is sought in a proceeding at law or in equity); and (ii) neither the Company nor any of its Subsidiaries has, nor to the Knowledge of the Company as of the Applicable Time, any other party to a Lease has, violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice that it has breached, violated or defaulted under any Lease.

(c) The tangible property and assets owned, licensed or leased by the Company constitute all of the material, tangible property and assets (including real property and tangible personal property) used or held for use in connection with the businesses of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, there are no condemnation proceedings affecting any such property or assets pending or threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present use or materially adversely affect the marketability of any such property or assets.

(d) To the Knowledge of the Company, the real properties on the Real Property Lease List currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such real properties and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, none of the structures or fixtures on any such leased real properties encroaches upon real property of another Person, and no structure or fixture of any other Person substantially encroaches upon any of such leased real properties of the Company or its Subsidiaries.

(e) The plants, buildings, structures and equipment owned or leased by the Company or any Subsidiary are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate and suitable for their present uses.

(f) Each such real property has a valid and subsisting certificate of occupancy to the extent required to be obtained by the Company pursuant to Applicable Law. Neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge that its continued use, occupancy and operation as currently used, occupied and operated, is in violation of applicable building, zoning, subdivision, land use and other similar laws, regulations and ordinances.

Section 4.16. Products. Each of the products produced and sold by the Company since January 1, 2010 has been produced and sold in compliance in all material respects with every material Applicable Law applicable as of the date of production and sale.

Section 4.17. Intellectual Property.

(a) Section 4.17(a)(i) of the Company Disclosure Schedule contains a true and complete list of all registrations or applications for registration included in the Owned Intellectual Property Rights. Section 4.17(a)(ii) of the Company Disclosure Schedule contains a true and complete list of all agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $10,000 or less) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (i) obtains the right to use, or a covenant not to be sued under, any Intellectual Property Right or (ii) grants the right to use, or a covenant not to be sued under, any Intellectual Property Right.

(b) The Company and its Subsidiaries are the sole owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, free and clear of any Lien. The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights (except for any registrations or applications for trademarks, service marks, domain names and trade names which the Company has abandoned or allowed to lapse in the ordinary course of business and which are listed in Section 4.17(b) of the Company Disclosure Schedule) together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its

Subsidiaries as currently conducted. There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(c) To the Knowledge of the Company, none of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, and any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any Subsidiary do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. None of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights material to the operation of the business of the Company and its Subsidiaries has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Company, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

(d) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. The Company and its Subsidiaries have taken all actions necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

(e) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights of the Company or any Subsidiary that are material to the business or operation of the Company or any Subsidiary and the value of which to the Company or any Subsidiary is contingent upon maintaining the confidentiality thereof and no such Intellectual Property Rights have been disclosed other than to employees, contractors, representatives, customers, suppliers and partners of the Company or any Subsidiary all of whom are bound by written confidentiality agreements.

(f) Neither the Company nor any Subsidiary has given to any Person an indemnity in connection with any Intellectual Property Right, other than indemnities that arise under a standard form sales contract of the Company or a Subsidiary, a copy of which is attached in Section 4.17(f) of the Company Disclosure Schedule.

(g) None of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights material to the operation of the business of the Company and its Subsidiaries has been adjudged invalid or unenforceable in whole or part by a court of competent jurisdiction, and, to the Knowledge of Company, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

(h) To the extent that any Intellectual Property Right has been developed or created by a third party (including any current or former employee of the Company or any of its Subsidiaries) for the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as the case may be, has a written agreement with such third party with respect thereto, and the Company or one of its Subsidiaries thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted or proposed to be conducted, such Intellectual Property Right.

(i) No party other than the Company or its Subsidiaries possess any current or contingent rights to any source code that is part of the Owned Intellectual Property Rights other than in connection with any software escrow arrangement entered into between the Company and its customers in the ordinary course of business pursuant to a written agreement, in the form of or substantially similar to the Company’s standard form of software escrow agreement substantially in the form previously furnished to Buyer.

(j) None of the software included in the Owned Intellectual Property Rights or distributed by the Company or any of the Subsidiaries contains any software code that is licensed under any terms or conditions that require that any software be (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.

Section 4.18. Taxes.

(a) All material Company Returns have been filed when due in accordance with all Applicable Laws. All Company Returns that have been filed were true and complete in all material respects. All Taxes shown as due and payable on any Company Return have been timely paid, or withheld and remitted, to the appropriate Taxing Authority.

(b) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) During the two-year period ending on the date hereof, none of AIT, the Company or any of the Company’s Subsidiaries has, to the extent it has affected, may affect or may relate to the Company or any of its Subsidiaries, made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Company Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.

(d) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Company Return, which period (after giving effect to such extension or waiver) has not yet expired. There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing to the Company or its Subsidiaries against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter.

(e) Section 4.18(e) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which any Tax Return is filed by the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement. Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group, or made any election or participated in any arrangement whereby any Tax liability or any Tax asset of the Company or any of its Subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax asset of any other Person.

(h) The Company has at all times, and Integrated Flow Systems LLC has since the Company acquired it, been treated for U.S. federal and state income tax purposes as entities disregarded as separate from their owners.

(i) Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(k) Section 4.18(k) of the Company Disclosure Schedule contains a list of each Tax Grant. The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of the Company or any of its Subsidiaries for any Tax Grant.

(l) The Company or its Subsidiaries filed IRS Form 1099s and any comparable state, local or non-U.S. Tax Returns with respect to the two individuals referenced in Item 1 of Schedule 4.20 of the Company Disclosure Schedules for the tax periods between the date the Company acquired Integrated Flow Systems LLC and December 31, 2011.

Section 4.19. Employee Benefit Plans. (a) Section 4.19 of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, loans, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (collectively, the “Employee Plans”). Copies of the Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Section 4.19 of the Company Disclosure Schedule separately identifies each Employee Plan that is an International Plan.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof participates in or contributes to, or has in the past participated in or contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or any International Plan that is a defined benefit plan.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.

(e) Each Employee Plan has been maintained in material compliance with its terms and all Applicable Law, including ERISA and the Code, which are applicable to such Employee Plan.

(f) No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes. With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code.

(g) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code or other Applicable Law.

(i) No Employee Plan is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former service provider for any tax incurred by such service provider under Section 409A or 4999 of the Code.

(j) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the year ended December 31, 2011.

(k) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or similar organization.

(l) All contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles.

(m) There is no action, suit, investigation, audit or proceeding (other than routine claims for benefits) pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any arbitrator or Governmental Authority.

Section 4.20. Labor Matters. The Company and its Subsidiaries are in material compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

Section 4.21. Inventories. The inventories set forth in the Company Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by the Company. Since the Company Balance Sheet Date, the inventories of the Company and its Subsidiaries have been maintained in the ordinary course of business. All such inventories are owned free and clear of all Liens, except for Permitted Encumbrances. All of the inventories recorded on the Company Balance Sheet consist of, and all inventories of the Company and the Company Subsidiaries on the Closing Date will consist of, items of a quality usable or saleable in the ordinary course of business based on commercial circumstances existing on the date hereof.

Section 4.22. Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Company Balance Sheet Date) reflected on the Company Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company and the Company Subsidiaries as of the Closing Date will be, (a) a result of bona fide transactions conducted in the ordinary course of business, (b) reflected properly on the Company’s books and records and (c) to the Knowledge of the Company, fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Company Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to such business of the Company and the Company Subsidiaries as of the Company Balance Sheet Date have been included in the Company Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the business of the Company and the Company Subsidiaries as of the Closing Date will be included in the Closing Balance Sheet, in accordance with GAAP applied on a consistent basis.

Section 4.23. Environmental Matters. (a) Except as disclosed in Section 4.23 of the Company Disclosure Schedule: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company, any of its Subsidiaries or any of their respective predecessors and relating to or arising out of any Environmental Laws or Hazardous Substances; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there has been no release or threatened release of any Hazardous Substance at any location that has resulted in or would reasonably be expected to result in or be the basis for a material liability or obligation of the Company or any of its Subsidiaries.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company, any of its Subsidiaries or any of their respective predecessors or any property or facility now or previously, owned, operated or leased by the Company, any of its Subsidiaries or any of their respective predecessors that is in the possession, custody or control of the Company or any of its Subsidiaries and has not been delivered to Parent at least five Business Days prior to the date hereof.

(c) (i) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut and (ii) the consummation of the transactions contemplated hereby requires no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

Section 4.24. Material Contracts. Except for the contracts disclosed in Section 4.24 of the Company Disclosure Schedule (the “Material Contracts”), neither the Company nor or any of its Subsidiaries is, as of the date hereof, currently a party to or bound by:

(a) any lease of personal property having an annual payment obligation in excess of $75,000 or of any real property;

(b) any agreement or arrangement for the purchase or license of materials, supplies, goods, services, equipment, technology or other assets for which the Company and its Subsidiaries made aggregate payments during the year ended December 31, 2011 of $1,000,000 or more;

(c) any sales, distribution or other similar agreement or arrangement providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets (including, without limitation, any agreement or written arrangement with any customer of the Company or any of its Subsidiaries) for which the Company received payment during the year ended December 31, 2011 of $5,000,000 or more;

(d) any agreement involving the exclusive license of Intellectual Property owned by the Company or any Company Subsidiary;

(e) any partnership, joint venture or other similar agreement or arrangement;

(f) except this Agreement, any agreement relating to the acquisition or disposition of any business (whether by merger, sale of membership interests, sale of assets or otherwise);

(g) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in each case, whether incurred, assumed, guaranteed, or secured by any asset) (excluding Outstanding Debt);

(h) any option to acquire equity or assets or any license agreement (other than nonexclusive, inbound “shrinkwrapped” licenses and other similar licenses for personal computer software that are commercially available on non-discriminatory pricing terms at an individual acquisition cost of $3,000 or less);

(i) any agency, dealer, distributorship, reseller or other similar agreement involving amounts of $75,000 or more;

(j) any contract, agreement, arrangement or, to the Knowledge of the Company, understanding containing any provision or covenant that limits the freedom of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Company or any of their respective Subsidiaries) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Company or any of their respective Subsidiaries);

(k) any development or collaboration agreement for development of products or services for the Company or any of its Subsidiaries requiring payments by the Company or any of its Subsidiaries in excess of $75,000;

(l) any consulting agreement with an individual consultant or salesperson or consulting or sales agreement with a firm or other organization except those entered into in the ordinary course of business;

(m) any other agreement with severance, change in control or similar arrangements, that will result in any obligation (absolute or contingent) of the Company or any of its Subsidiaries to make any payment as a result of the transactions contemplated by this Agreement, termination of employment or both;

(n) any agreement with any of (i) AIT or an AIT Member or, to the Knowledge of the Company, any of AIT’s or AIT Member’s Affiliates, (ii) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by AIT or, to the

Knowledge of the Company, the AIT Members or any of AIT’s or AIT Member’s Affiliates or (iii) to the Knowledge of the Company, any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any of AIT’s or the AIT Members’ Affiliates, other than employee compensation and benefits and expense reimbursements in the ordinary course of business consistent with past practices;

(o) any agreement with any Affiliate of the Company (or any of its Subsidiaries), with any director, manager or officer of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

(p) any agreement providing for indemnification by the Company or any of its Subsidiaries, or in favor of the Company or any of its Subsidiaries, including without limitation in purchase orders, customer agreements or indemnities of lessors under any leases, except those agreements with customers or suppliers entered into in the ordinary course of business, a copy of which indemnification provisions have been provided to Parent;

(q) any agreement containing a “most favored nation” or similar provision or providing for minimum purchase or sale obligations;

(r) any agreement, arrangement, commitment or understanding relating to payments upon the change of control of the Company or any of its Subsidiaries; or

(s) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole, and is not otherwise set forth in subsections (a) through (r) above (excluding Outstanding Debt).

As of the Applicable Time, each such Material Contract is in full force and effect, and is valid, binding and enforceable against the Company or a Company Subsidiary party thereto in accordance with its terms, except (A) for Material Contracts that have expired pursuant to their terms without any default on the part of either party, and (B) in each case as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, regardless of whether such enforcement is sought in a proceeding at law or in equity. Neither the Company nor any of its Subsidiaries has, nor to the Knowledge of the Company any other party to a Material Contract as of the Applicable Time has, violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract and could reasonably be expected to adversely affect the Company and its Subsidiaries, taken as a whole, in a material respect, and neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice as of the Applicable Time that it has breached, violated or defaulted under any Material Contract. The Company and its Subsidiaries have fulfilled all obligations required pursuant to each Material Contract to have been performed by the Company and its Subsidiaries, the failure of which could not reasonably be expected to adversely affect the Company and its Subsidiaries, taken as a whole, in any material respect. The Company or the Company Subsidiary party thereto has complied with all terms contained in any Material Contract that provide for pricing or other contract terms on a “most favored nation” or similar basis, the failure of which could not reasonably be expected to adversely affect the Company and its Subsidiaries, taken as a whole, in any material respect, and no refunds of any past payments are or are expected to become due. The Company or the Company Subsidiary party thereto has obtained each consent required by a Material Contract in connection with the transactions contemplated hereby (except a Material Contract containing no minimum purchase requirements that is terminable at any time by the counterparty), the failure of which could not reasonably be expected to adversely affect the Company and its Subsidiaries, taken as a whole, in any material respect. As of the Applicable Time, the Company has not received any written notice of an intention to terminate any of the Material Contracts by any of the parties to any of the Material Contracts. True and complete copies of the Material Contracts have been provided or made available to Parent (or Parent’s Representatives); provided, that with respect to arrangements under Section 4.24(b) and Section 4.24(c) for which the terms and conditions are reflected on individual purchase orders, the Company has made available to Parent (or Parent’s Representatives) standard form purchase orders reflecting all material terms of such arrangements.

Section 4.25. Certain Interests. (a) Neither AIT nor, to the Knowledge of the Company, the AIT Members, nor the officers, managers or directors of the Company or their spouses:

(i) is an officer, director or holder of more than 5% of the outstanding equity of, or to the Knowledge of the Company, together with AIT, AIT Members and their officers, managers, directors and spouses, is a holder of more than 5% of the outstanding equity of, any Significant Supplier or Significant Customer of the Company, or of any company which holds, directly or indirectly, 50% or more of the outstanding shares of any such Significant Supplier or Significant Customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any material tangible or intangible property which the Company or its Subsidiaries uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company); or

(iii) has any outstanding indebtedness to the Company or any of its Subsidiaries.

(b) Except for the payment of employee compensation and benefits and the reimbursement of expenses in the ordinary course of business, the Company has no material liability or any other material obligation of any nature whatsoever to any holder of Company Securities or any affiliate thereof, or to any officer, manager or director of the Company, or, to the Knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer, manager or director. After the Closing, there will be no obligations or other liabilities, including intercompany obligations, between the Company or any of its Subsidiaries or Affiliates, on the one hand, and AIT or any of the AIT Members or, to the Knowledge of the Company, any of their respective Affiliates, on the other hand.

(c) There have been no material transactions between the Company and any Affiliate since the Company Balance Sheet Date, other than the payment of compensation and providing of employee benefits and reimbursement of expenses to officers or employees, all made in the ordinary course of business consistent with past practices. There are no material agreements, arrangements, commitments or understandings now in effect between the Company and any Affiliate. Section 4.25(c) of the Company Disclosure Schedule states, as of the date of this Agreement, (i) the amounts due from the Company to any Affiliate and the amounts due from any Affiliate to the Company, other than amounts representing the payment of salaries or benefits or other compensation to officers or employees made in the ordinary course of business consistent with past practices, (ii) the transactions out of which such amounts arose and (iii) any interest of any Affiliate in any supplier or customer of, or any other entity that has had material business dealings with the Company since the Company Balance Sheet Date.

Section 4.26. Customers; Suppliers.

(a) Section 4.26(a) of the Company Disclosure Schedule sets forth the names of the five (5) largest customers (by dollar amount of sales) of the Company and its Subsidiaries for the twelve (12) months ended March 31, 2012 (each, a “Significant Customer” and collectively, the “Significant Customers”), and the dollar amount of sales to each such customer during such period. Except as set forth in Section 4.26(a) of the Company Disclosure Schedule, neither AIT nor the Company, as of the date hereof, has received express written or, to the Knowledge of the Company, oral notice from any Significant Customer that it intends to cease to purchase or substantially reduce its purchases of, and no Significant Customer has ceased to purchase or, to the Knowledge of the Company, is reasonably likely to cease to purchase, products of the Company, and no Significant Customer has substantially reduced, or to the Knowledge of the Company, intends to or is reasonably likely to substantially reduce the purchase by it of the aggregate amount of products from the Company and its Subsidiaries, whether as a result of the transactions contemplated hereby or otherwise.

(b) Section 4.26(b) of the Company Disclosure Schedule sets forth the names of the five (5) most significant suppliers (by dollar amount of purchases) of the Company and its Subsidiaries for the twelve (12) months ended March 31, 2012 (each, a “Significant Supplier” and collectively, the “Significant Suppliers”), and the approximate dollar amount of purchases from each such supplier during such periods. Neither AIT nor the Company, as of the date hereof, has received express written or, to the Knowledge of the Company, oral notice from any Significant Supplier that it intends to cease to supply or support, and no Significant Supplier has ceased to supply or support, or to the Knowledge of the Company, will cease, or is reasonably likely to cease to supply or support its products or services with respect to the Company or its Subsidiaries, or has substantially reduced, or to the Knowledge of the Company, intends to substantially reduce or is reasonably likely to substantially reduce, the supply or support of such products or services with respect to the Company or its Subsidiaries, or materially and adversely change the terms of such supply or support, whether as a result of the transactions contemplated hereby or otherwise.

(c) Since December 31, 2010 until the date hereof, the Company has not received any communication from any Significant Customer regarding any material complaints regarding or related to the Company’s products, performance or services (including with respect to their quality or conformity with specifications).

Section 4.27. Debt. (a) The Company and its Subsidiaries have no Indebtedness other than the Outstanding Debt. (b) The Company and its Subsidiaries have no Liens securing Outstanding Debt other than the Debt Liens and no other Liens other than Permitted Encumbrances.

Section 4.28. Affiliated Balances. Section 4.28 of the Company Disclosure Schedule contains a complete list of all balances as of March 31, 2012 between each of AIT and the AIT Members and each of their respective Affiliates, on the one hand, and the Company and any of its Subsidiaries, on the other hand. Since the Company Balance Sheet Date, there has not been any accrual of liability by the Company or any of its Subsidiaries to AIT or the AIT Members or any of their Affiliates or other transaction between the Company and AIT or the AIT Members and any of their Affiliates.

Section 4.29. Finders’ Fees. Except for HLHZ AIT Holdings, L.L.C., whose fees and expenses are included in Outstanding Debt, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of AIT or the Company who is entitled to any fee or commission from AIT or the Company in connection with the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF AIT

AIT represents and warrants to Parent that:

Section 5.01. Experienced and Sophisticated Investor. AIT and each AIT Member have knowledge and experience in financial and business matters so that each such Person is capable of evaluating the merits and understanding the risks of its investment in Parent Stock and has the capacity to protect its own interests.

Section 5.02. Investment Intent; Blue Sky. AIT is acquiring the Stock Consideration received pursuant to the Merger for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, other than with respect to Distributions. To the extent AIT distributes any shares of Parent Stock to the AIT Members in one or more distributions following the Closing (each a “Distribution”), AIT represents that each Distribution shall be pursuant to an effective registration statement or a transaction exempt from the registration requirements under the 1933 Act applicable to a transaction not involving a public offering. AIT represents, on behalf of each of the AIT Members, that any Parent Stock they receive pursuant to a Distribution will be acquired for investment for such AIT Member’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. AIT understands, and AIT will ensure that each AIT Member understands, that the issuance of the shares of Parent Stock pursuant to this Agreement has not been, and will not be, registered under the 1933 Act by reason of a specific exemption from the registration provisions of the 1933 Act, the availability of which depends upon, among other things, the bona fide nature of each such Person’s investment intent and the accuracy of each such Person’s representations as expressed herein.

Section 5.03. Rule 144. AIT acknowledges, on behalf of itself and the AIT Members, that the shares of Parent Stock must be held indefinitely unless subsequently registered under the 1933 Act or unless an exemption from such registration is available. AIT is aware of, and has made the AIT Members aware of, the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

Section 5.04. Restrictions on Transfer; Restrictive Legends. AIT acknowledges, on behalf of itself and AIT Members, that the transfer of the shares of Parent Stock is restricted by applicable state and federal securities laws, and that the certificates representing the shares of Parent Stock will be imprinted with legends restricting transfer except in compliance therewith.

Section 5.05. Existence and Power. AIT is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. AIT is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on AIT. AIT is not in violation of any of the provisions of its limited liability company agreement.

Section 5.06. Authorization. The execution, delivery and performance by AIT of this Agreement and the consummation by AIT of the transactions contemplated hereby are within AIT’s requisite powers and have been duly authorized by all necessary action on the part of such party. Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of AIT enforceable against AIT in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, regardless of whether such enforcement is sought in a proceeding at law or in equity).

Section 5.07. Governmental Authorization. The execution, delivery and performance by AIT of this Agreement and the consummation by AIT of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than: compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws; compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions; and any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AIT.

Section 5.08. Non-Contravention. The execution, delivery and performance by AIT of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation, limited liability company agreement or other organizational documents of AIT, (b) ) assuming compliance with the matters referred to in Section 5.07, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law which would adversely affect AIT in any material respect or the ability of AIT to perform its duties and obligations under this Agreement, or (c) require any consent or other action by any Person under, or constitute a default under, any provision of any material agreement or other material instrument binding upon AIT which would adversely affect AIT in any material respect or the ability of AIT to perform its duties and obligations under this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 14.04, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 6.01. Existence and Power. Each of Parent and Merger Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and the certificate of formation and limited liability company agreement of Merger Subsidiary, each as currently in effect. Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby. Neither Parent nor Merger Subsidiary is in violation of any of the provisions of its respective organizational documents.

Section 6.02. Corporate Authorization. (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the requisite powers of Parent and Merger Subsidiary and have been duly authorized by all necessary action. No consent, approval or authorization by Parent’s stockholders is required under Applicable Law, the Parent’s certificate of incorporation or bylaws or any rule of the Nasdaq Global Market to which the Parent is subject in connection with the execution, delivery and performance by Parent of this Agreement and the Ancillary Agreements, and the consummation by Parent of the transactions contemplated hereby and thereby. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

Section 6.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the limited liability company agreement of Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law which would adversely affect Parent or any of its Subsidiaries in any material respect or the ability of Parent to perform its duties and obligations under this Agreement, (c) assuming compliance with the matters referred to in Section 6.03, the receipt of the consent of Silicon Valley Bank under the Loan and Security Agreement dated as of June 29, 2006 and the receipt of a waiver under the Amended and Restated Registration Rights Agreement dated as of June 29, 2006 among Parent, FP-Ultra Clean L.L.C. and the various stockholders party thereto, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries which would adversely affect Parent or its Subsidiaries in any material respect or the ability of Parent to perform its duties and obligations under this Agreement or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 6.05. Common Stock. The shares of Parent Stock to be issued as part of the Merger Consideration: (a) have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, free and clear of all Liens and restrictions on transfer other than pursuant to federal and state securities laws, and the issuance thereof is not subject to any preemptive or other similar rights; and (b) assuming the accuracy of the representations of AIT in Article 5, will be issued in compliance with federal and state securities laws.

Section 6.06. SEC Filings. Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2010 on a timely basis, other than filings made under Section 16 of the 1934 Act, and has made available (via EDGAR) to the Company such forms, reports and documents in the form filed with the SEC; provided, that any such filing, report or document shall be considered timely filed if it has or will be filed within the time periods specified by, and in material compliance with, Rule 12b-25 of the 1934 Act. All such required forms, reports and documents are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (a) were prepared, in all material respects, in accordance with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (b) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 6.07. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Filings fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of any unaudited interim financial statements) and comply in all material respects with the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC thereunder.

Section 6.08. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a material impact on the business of the Parent or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the transactions contemplated hereby.

Section 6.09. Finders’ Fees. Except for Needham & Company, LLC and Dougherty & Company LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or its Affiliates who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 6.10. Investment Intent. Parent is acquiring the Membership Interests received pursuant to the Merger for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.

Section 6.11. Absence of Certain Changes. Other than with respect to the transactions contemplated by this Agreement, since December 31, 2011, the business of the Parent has been conducted in the ordinary course consistent with past practices and there has not been any event having a Material Adverse Effect on the Parent.

Section 6.12. Listing. The Parent Stock is listed on the Nasdaq Global Market. Parent has not, in the 12 months preceding the date hereof, received notice from the Nasdaq Global Market to the effect that Parent is not in compliance with the listing or maintenance requirements of such trading market. Parent is, and has no reason to believe that it will not continue to be, in material compliance with all such listing and maintenance requirements as in effect on the date hereof.

Section 6.13. Certain Registration Matters. Assuming the accuracy of AIT’s representations and warranties set forth in Sections 5.01 to 5.04, a registration statement under the Securities Act is not required for the issuance of the Parent Stock to AIT under this Agreement, other than as provided for in the Registration Rights Agreement.

ARTICLE 7

COVENANTS OF THE COMPANY AND AIT

The Company agrees that:

Section 7.01. Conduct of the Company. From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its managers, directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except with the written consent of Parent, as expressly contemplated by this Agreement or as set forth in Section 7.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of formation, limited liability company agreement or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any units of its membership interests, declare, set aside or pay any dividend or other distribution (whether in cash, in-kind or in property or any combination thereof) in respect of its membership interests, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for capital expenditures not to exceed $100,000 individually or $400,000 in the aggregate, except as described in Section 7.01(d) of the Company Disclosure Schedule;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $50,000 individually or $50,000 in the aggregate;

(f) except as set forth on Section 7.01(f) of the Company Disclosure Schedule, sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales in the ordinary course of business consistent with past practice, (ii) sales pursuant to contracts or commitments in existence on the date of this Agreement as set forth on Section 7.01 of the Company Disclosure Schedule and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $100,000 individually or $100,000 in the aggregate (excluding sales made pursuant to subparts (i) and (ii) of this subsection);

(g) other than in connection with actions permitted by Section 7.01(d) or Section 7.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h) other than the Outstanding Debt or as set forth on Section 7.01(h) of the Company Disclosure Schedule, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than credit card debt for the purchase of supplies in accordance with and as permitted by Section 7.01(e)(i) having an aggregate principal amount outstanding at any time greater than $100,000 and trade payables;

(i) (i) enter into any contract, agreement, arrangement or understanding of the type referred to in Section 4.24(j) or (ii) enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(j) with respect to any of the Company’s or its Subsidiaries’ employees with the title of vice president or above, except as required by Applicable Law or as set forth on Section 7.01(j) of the Company Disclosure Schedule, (i) grant any severance or termination pay (or establish any new severance or termination pay policy or agreement), (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (iii) increase benefits payable under any existing severance or termination pay policies or agreements, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, stock option, restricted stock or other material benefit plan or arrangement or (v) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(l) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its managers, officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(m) take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder, from being inaccurate in any material respect at, or as of any time before, the Effective Time; or

(n) agree, resolve or commit to do any of the foregoing.

Section 7.02. Finder’s Fees. AIT or the Company shall pay, prior to the Closing or at Closing as part of the payment of Outstanding Debt with a portion of the Merger Consideration, any fees or commissions owed to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of AIT, the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 7.03. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) give to Parent and its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the offices, properties, books and records of the Company during normal business hours upon one Business Day prior written notice, (b) furnish to the Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information that is in the Company’s or AIT’s or either of their respective Representatives’ possession as such Persons may reasonably request, and (c) instruct its employees (upon the prior written approval of the Company, which shall not be unreasonably withheld), counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Notwithstanding anything to the contrary in this Agreement, through the Effective Time, neither Parent nor any of its Affiliates or Representatives shall directly, or through an agent or Representative, communicate with any employee (other than the Chief Executive Officer, the President, the Controller and Steve Lemons), customer, financial institution, lender, service provider or vendor of the Company or its Subsidiaries relating to the Company’s or its Subsidiaries’ business or the transactions contemplated by this Agreement (subject to the following sentence) without the prior written approval of AIT, which shall not be unreasonably withheld (the parties agree that any condition that AIT participate in any such communication shall be deemed reasonable). The parties hereto agree from the date hereof until the Closing to mutually cooperate and consult with each other in good faith regarding their communications with their mutual customers, financial institutions, lenders, service providers and vendors, as applicable, regarding the transactions contemplated by this Agreement. For the avoidance of doubt, nothing in this Section 7.03 is intended to restrict Parent from communicating with Dave Salemi.

Section 7.04. Employee Plans. If requested by Parent at least five (5) Business Days before Closing, the Company shall terminate any Employee Plan intended to be qualified under Section 401(a) of the Code and shall, prior to the Closing, provide Parent with evidence of such termination.

Section 7.05. Non-Disclosure Agreements. The Company agrees to use commercially reasonable efforts to obtain executed non-disclosure agreements in customary form prior to Closing from those of its employees that have not previously entered into such an agreement with the Company.

Section 7.06. Disposal of DISC. The Company shall cause all of the issued and outstanding equity securities of IFS International Sales Corporation (the “DISC”) owned by the Company and its Subsidiaries to be distributed to AIT in accordance with the DISC’s organizational documents and Applicable Law prior to Closing (the “Disposal”).

AIT agrees that:

Section 7.07. No Distributions. AIT shall not make any distribution to any AIT Member of any of the Stock Consideration or otherwise transfer, sell, assign, pledge or encumber, directly or indirectly, the Stock Consideration, prior to the time at which the Final Closing Adjustment Payment is paid in full pursuant to Section 2.09, provided that if a Dispute Notice is provided pursuant to Section 2.08(b), then from the date of receipt of such Dispute Notice by Parent, the foregoing restrictions shall only apply to that amount of Stock Consideration required to settle the Final Closing Adjustment Payment assuming the amounts in dispute as set forth in the Dispute Notice are resolved in favor of Parent. To the extent AIT distributes any shares of Parent Stock to the AIT Members in one or more Distributions, each such Distribution shall be pursuant to an effective registration statement or a transaction exempt from the registration requirements under the 1933 Act applicable to a transaction not involving a public offering.

The Company and AIT agree that:

Section 7.08. Release of Debt Liens. The Company and AIT agree to use commercially reasonable efforts to cause the lenders and creditors holding the Debt Liens to commit in the Pay-Off Letters to file UCC terminations releasing the Debt Liens as promptly as practicable following Closing.

ARTICLE 8

COVENANTS OF PARENT

Parent agrees that:

Section 8.01. Director and Officer Liability. Following the Closing, Parent shall indemnify and hold harmless each Company manager, director and officer against any claim (other than for fraud or failure of the duty of loyalty and otherwise only to the extent permissible by Delaware Law) brought by a party that is not and does not purport to be a holder of membership interests in the Company, and the limited liability company agreement of the Surviving Company will contain provisions, with respect to exculpation from and indemnification against any claim brought by a party that is not and does not purport to be a holder of membership interests in the Company, that are at least as favorable to the Company’s managers, directors and officers as those contained in Parent’s certificate of incorporation and bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of two years from the Effective Time in any manner that would adversely affect the rights thereunder of any Company manager, director or officer or of individuals who, immediately prior to the Effective Time, were employees or agents of the Company, unless such modification is required by law.

Section 8.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligation under this Agreement and to consummate the Merger on the terms and conditions set forth herein.

Section 8.03. Conduct of Parent. From the date of this Agreement until the Effective Time, Parent shall not take any action that would make any representation or warranty of the Parent hereunder materially inaccurate at the Effective Time.

Section 8.04. Access to Information. (a) From and after the Effective Time, Parent and Surviving Company shall, with respect to matters prior to the Closing: (i) give to AIT and its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the books and records of the Surviving Company and its Subsidiaries; (ii) furnish to AIT, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information that is in the Surviving Company’s possession as AIT may reasonably request; (iii) instruct its management, counsel, financial advisors, auditors and other Representatives to reasonably cooperate with AIT in its investigation; and (iv) give to AIT and its counsel and other authorized Representatives access to any other requested information that relates to the indemnification obligations set forth in Article 12; provided that any such access or furnishing of information or cooperation shall: (A) be during the Surviving Company’s and Parent’s normal business hours upon at least one Business Day prior written notice, under the supervision of Parent’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Surviving Company or Parent; (B) be only to the extent necessary to permit AIT to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; (C) not require providing access to any of the Surviving Company’s or Parent’s privileged information; and (D) not be unduly burdensome or result in out-of-pocket expense to the Surviving Company or Parent.

ARTICLE 9

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 9.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company, AIT, Parent and Merger Subsidiary shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents to consummate the transactions contemplated hereby, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Each of Parent and the Company shall reasonably cooperate with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or any other filings. Notwithstanding any term to the contrary herein, with respect to any actions, consents, approvals, notices or waivers that are required to be obtained from or provided to parties to any contracts, AIT and the Company shall use commercially reasonable efforts to obtain or provide such, provided that no effort need be made with respect to obtaining consents from any customers in connection with entering into this Agreement and/or the transactions contemplated by this Agreement, including without limitation the Customer Agreements (as defined in the Company Disclosure Schedule).

(b) Parent, Merger Subsidiary, the Company and AIT shall reasonably cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information reasonably required in connection therewith and seeking timely to obtain any actions, consents, approvals or waivers reasonably necessary in connection herewith.

(c) Notwithstanding any term to the contrary in this Agreement, AIT’s and the Company’s sole obligations with respect to Permits shall be to (i) use commercially reasonable efforts to identify Permits reasonably necessary to operate the Surviving Company from and after the Closing and (ii) use commercially reasonable efforts to obtain consents identified by Parent to be reasonably necessary for the transfer of such Permits which are transferable at or prior to the Closing, provided that any out-of-pocket costs, fees and other expenditures shall be the responsibility of the Parent. Prior to and after the Closing, the Company and AIT shall reasonably cooperate with the Surviving Company with respect to the transfer of all Permits.

(d) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report

Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event no later than May 29, 2012, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(e) Each of Parent and the Company shall notify the other party as promptly as reasonably practicable of any written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed written communication by such party to any Governmental Authority relating to the matters that are the subject of this Agreement, and the parties shall provide each other with copies of all written correspondence, filings or written communications between them or any of their Representatives and any Governmental Authority. Neither Parent nor the Company shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless, to the extent it can reasonably do so, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.

(f) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding (each a “Proceeding”) is instituted or threatened to be instituted, or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) is entered or threatened to be entered, in each case challenging the consummation of the Merger or any other transaction contemplated by this Agreement as violative of the HSR Act or any other antitrust law, the parties shall use commercially reasonable efforts to contest, avoid, vacate, modify, or suspend each such Proceeding or Order, including through litigation. Nothing in this Section 9.01(f) shall limit a party’s right to terminate this Agreement pursuant to Section 13.01 if such party has, until such date, complied in all respects with its obligations under this Section 9.01(f).

(g) Notwithstanding anything in this Agreement to the contrary, the parties hereto understand and agree that neither party hereto nor their respective Subsidiaries or Affiliates shall be required by this Section 9.01 to (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divest any of its or the Surviving Company’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

(h) The Company and AIT shall use commercially reasonable efforts to cooperate with Parent in its efforts to consummate the financing of the transactions contemplated by this Agreement with Silicon Valley Bank. Parent and Merger Subsidiary shall use reasonable best efforts to timely consummate the financing of the transactions contemplated by this Agreement with Silicon Valley Bank and obtain such bank’s consent as set forth in Section 11.02(g).

(i) The Company shall use commercially reasonable efforts to be in material compliance at Closing with all Applicable Laws relating to employee classification with respect to any individuals providing services to the Company or its Subsidiaries that may be incorrectly classified as independent contractors.

Section 9.02. Public Announcements. The parties agree not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, such consent not to be unreasonably withheld, except that Parent and AIT (and as required by law, an AIT Member or the record or beneficial owner of an AIT Member) may issue press releases and make public filings to the extent required by Applicable Law, regulation or any listing agreement with Nasdaq or any national securities exchange. Parent and the Company will consult with each other before issuing, and provide each other, to the extent practicable, reasonable opportunity to review and comment upon any press release or public statement with respect to this Agreement and the transactions contemplated hereby.

Section 9.03. Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger. In addition, at and after the Effective Time, Parent and AIT shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

Section 9.04. Confidentiality. The Parties hereto acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated February 15, 2012 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective managers, directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold any Confidential Information (as defined in the Confidentiality Agreement and including this Agreement and the transactions contemplated hereby) confidential in accordance with the terms of the Confidentiality Agreement provided that (a) to the extent they are inconsistent with each other, the terms of this Agreement shall supersede the terms of the Confidentiality Agreement and (b) at the Closing the obligations of Parent pursuant to the Confidentiality Agreement shall cease and be of no further force and effect. Parent also agrees that the organizational documents and ownership structure of AIT disclosed to Parent in connection with this Agreement shall be deemed “Confidential Information” and that Parent shall be deemed a “Receiving Party” thereof under the Confidentiality Agreement (such quoted terms as defined in the Confidentiality Agreement), and that such disclosure shall be governed by the terms of such Confidentiality Agreement.

Section 9.05. Financial Statements.

(a) The Company and AIT acknowledge that Parent will be required to include audited financial statements of the Company and its Subsidiaries in a Current Report on Form 8-K filed with the SEC and in any registration statement filed with the SEC by Parent pursuant to the 1933 Act. In addition to delivering the Company Financial Statements pursuant to Section 4.08(a) of this Agreement, after Closing, the Company and AIT shall use commercially reasonable efforts to assist Parent in the preparation of the pro forma financial information with respect to the business combination contemplated by this Agreement required by Article 11 of Regulation S-X of the SEC, and with the preparation of any other financial information required for Parent to comply with Regulation S-X of the SEC; provided, however, that AIT shall not be required to incur any out-of-pocket expenses for which Parent does not agree to reimburse AIT.

(b) The Company shall use commercially reasonable efforts to cause McGladrey LLP to cooperate with Parent to the extent necessary in connection with this Section 9.05, including to deliver to Parent any consent that Parent is obligated to file with the SEC with respect to the Company Annual Financial Statements and the reference to them as “experts” in any filing of Parent with the SEC that includes the Company Annual Financial Statements.

ARTICLE 10

TAX MATTERS

Section 10.01. Allocation of Purchase Price.

(a) Within 120 days after the Closing, Parent shall deliver to AIT a statement (the “Allocation Statement”), allocating the Merger Consideration among the assets of the Company and its Subsidiaries in accordance with Section 1060 of the Code. If within 30 days after the delivery of the Allocation Statement AIT notifies Parent in writing that it objects to the allocation set forth in the Allocation Statement, Parent and AIT shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Parent and AIT are unable to resolve such dispute within 20 days, Parent and AIT shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Parent and AIT.

(b) Parent and AIT agree to (i) be bound by the Allocation Statement for all Tax purposes and (ii) act in accordance with the Allocation in the preparation, filing and audit of any Tax return (including filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing).

(c) Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

Section 10.02. Tax Covenants.

(a) Without the prior written consent of Parent, none of AIT, the Company, nor any of the Company’s Subsidiaries shall, to the extent it may affect or relate to the Company or any of its Subsidiaries, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, if it would have the effect of increasing the Tax liability or reducing any Tax asset of the Company, any of its Subsidiaries, Parent or any Affiliate of Parent, take or omit to take any other action outside of the ordinary course of business.

(b) All Transfer Taxes incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) shall be borne equally by Parent and AIT, and Parent will file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable law, AIT will, and will cause its Affiliates to, join in the execution of any such Tax Returns; provided that any Transfer Taxes imposed with respect to the Disposal shall be borne by AIT. The costs and expenses associated with the preparation and filing of such Tax Returns shall be borne equally by Parent and AIT.

Section 10.03. Tax Cooperation. Parent and AIT shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and AIT agree to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any Pre Closing Tax Period until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority.

Section 10.04. Apportionment of Taxes. For purposes of the determination of the Covered Tax described in Clauses (A) of the definition thereof in respect of a Tax Period that commences on or before but ends after the Closing Date, (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, the definition of Covered Tax shall be deemed to include the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, the definition of Covered Tax shall be deemed to include the amount that would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

Section 10.05. Tax Claims. Parent agrees to give prompt notice to AIT of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 12.02(a)(ii) (a “Tax Claim”). AIT may, at its own expense, (a) participate in and (b) with respect to any suits, actions or proceedings (including Tax audits) that relate solely to Pre-Closing Tax Periods, assume the defense of any such suit, action or proceeding (including any Tax audit); provided that (i) AIT’s counsel is reasonably satisfactory to Parent, (ii) AIT shall thereafter consult with Parent upon Parent’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (iii) AIT shall not, without Parent’s consent, which consent shall not be unreasonably withheld or delayed, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of Parent or any of its Affiliates. Parent shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by AIT and AIT shall not assert that the Damages with respect to the Covered Tax, or any portion thereof, with respect to which Buyer seeks indemnification is not subject to indemnification. Parent shall not settle any suit, action or proceeding in respect of which indemnity may be sought hereunder without the consent of AIT, which consent shall not be unreasonably withheld or delayed, unless AIT elects not to assume such defense. AIT shall be liable for the fees and expenses of counsel employed by Parent for any period during which AIT has not assumed the defense thereof. Whether or not AIT chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

Section 10.06. Certain Disputes. Disputes that arise under this Article 10 and are not resolved by mutual agreement within 30 days shall be resolved by a nationally recognized expert in the relevant area with no material relationship with Parent or AIT or their Affiliates (the “Referee”), chosen and mutually acceptable to both Parent and AIT within five days of the date on which the need to choose the Referee arises. The Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Referee shall be borne equally by Parent and AIT.

ARTICLE 11

CONDITIONS TO THE MERGER

Section 11.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent, AIT and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) no Applicable Law shall prohibit the consummation of the Merger;

(b) any applicable waiting period under the HSR Act or non-U.S. antitrust waiting period(s) relating to the Merger shall have expired or been terminated; and

(c) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger shall have been taken, made or obtained, including the filing of the Certificate of Merger in substantially the form attached hereto as Exhibit D, with any modifications required by Applicable Law.

Section 11.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) The Company and AIT shall have performed in all material respects their respective obligations hereunder to the extent required to be performed by it at or prior to the Closing, and if the Company or AIT shall have failed to so perform, then it shall have cured such failure prior to the Closing, (ii) the representations and warranties of the Company and AIT contained in this Agreement and in any certificate delivered by the Company or AIT at the Closing (x) that are qualified by materiality or Material Adverse Effect shall be true and correct at and as of the Closing as if made at and as of such time (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such date), and (y) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), and (iii) Parent shall have received a certificate signed by a representative of the Company and AIT to the foregoing effect. Solely for purposes of this Section 11.02(a) and subject to the remedy described below, (1) a representation or warranty of the Company or AIT not qualified by Material Adverse Effect that is breached shall be deemed to be true and correct, and (2) a covenant or obligation of the Company or AIT that is not performed shall be deemed to be performed (in each case resulting in the satisfaction of this Section 11.02(a) with respect to such representation, warranty, covenant and/or obligation), if (I) a reasonable determination of the maximum potential Damages relating to such breach or failure to perform is reasonably and objectively quantifiable and capable of being fully remedied solely through a monetary payment (the “Quantifiable Amount”) and (II) the Quantifiable Amount is delivered in cash (which may include cash delivered out of the Cash Consideration) to the Escrow Agent prior to Closing pursuant to an escrow agreement that shall be mutually agreed upon by AIT, Parent and the Escrow Agent for the purpose of indemnifying Parent for the amount of Damages finally determined to have been incurred by Parent or the Surviving Company with respect to such breach or failure to perform; provided that any amounts remaining in such escrow after a final determination of Damages shall be returned by the Escrow Agent to AIT; provided further that (A) AIT shall deposit into the escrow account an amount sufficient to cover any and all fees of the Escrow Agent relating to the Quantifiable Amount, (B) AIT shall provide the Escrow Agent with indemnification (and security therefore) reasonably satisfactory to the Escrow Agent and (C) Parent and the Surviving Company shall be entitled to receive advances of such escrowed funds to pay legal fees and other out-of-pocket Damages as they are incurred, provided that if Parent or Surviving Company receives a reimbursement other than out of escrow for any or all of such legal fees or other out-of-pocket Damages, then AIT shall be directly reimbursed by Parent for such advances up to the amount of Parent’s and Surviving Company’s reimbursement.

(b) No claim, action, suit, arbitration, inquiry, proceeding or investigation by any Governmental Authority shall have been commenced against the Company, AIT, Merger Subsidiary or Parent, seeking to restrain or materially and adversely alter the transactions contemplated hereby which would, if successful, render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which would reasonably be expected to have a Material Adverse Effect on the Company or Parent.

(c) Parent shall have received the (i) Escrow Agreement, duly executed by AIT and the Escrow Agent, (ii) Registration Rights Agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), duly executed by AIT and each AIT Member, (iii) Lockup and Standstill Agreement in the form attached hereto as Exhibit C (the “Lockup and Standstill Agreement”), duly executed by AIT and each AIT Member, and (iv) Funds Flow Memorandum in a form reasonably acceptable to Parent and AIT (the “Funds Flow Memorandum”), duly executed by AIT.

(d) Silicon Valley Bank and U.S. Bank National Association shall have provided financing to Parent in the amount of at least $80,000,000 under the Commitment Letter dated as of May 7, 2012.

(e) Parent shall have received prior to the Closing a pay-off letter in form and substance reasonably satisfactory to Parent from each lender plus all other creditors owed amounts under Outstanding Debt certifying (i) the total amount of all principal and accrued interest required to be paid at the Closing in order to completely repay and cancel the Company’s indebtedness and release all Debt Liens (the “Debt Pay-Off Amount”), and (ii) that upon such payment (x) there will be no further financial obligations under the Outstanding Debt and no further payments, penalties or fees due as a result of the payment or prepayment of such Outstanding Debt, (y) all Debt Liens relating to such Outstanding Debt shall be released and (z) such lenders or creditors shall commit to file UCC terminations relating to such Debt Liens (collectively, “Pay-Off Letters”).

(f) The Company and/or AIT shall have paid in full, or caused to be paid in full with a portion of the Merger Consideration, the Debt Pay-Off Amount, and there shall be no further financial obligations under the Outstanding Debt and no further payments, penalties or fees due as a result of the payment or prepayment of such Outstanding Debt.

(g) Parent shall have received the consent of Silicon Valley Bank to the Merger and the transactions contemplated hereby under the Loan and Security Agreement dated as of June 29, 2006 among Silicon Valley Bank, Ultra Clean Technology Systems and Service Inc., Bob Acquisition Inc. and Pete Acquisition LLC as amended as of the date hereof.

(h) There shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(i) The Company shall have completed the Disposal, and Parent shall have received a certificate executed by the Company’s President in form and substance reasonably satisfactory to Parent to the effect that no equity or other securities of the DISC are owned by the Company or any of its Subsidiaries as of the Closing.

(j) Parent shall have received from AIT a certification, signed under penalties of perjury and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that AIT is not a “foreign person” as defined in Section 1445 of the Code.

Section 11.03. Conditions to the Obligations of the Company and AIT. The obligations of the Company and AIT to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) Parent and Merger Subsidiary shall have performed in all material respects their respective obligations hereunder to the extent required to be performed by each of them at or prior to the Closing, (ii) the representations and warranties of Parent in this Agreement and in any certificate delivered by Parent at the Closing (iii) that are qualified by materiality or Material Adverse Effect shall be true and correct at and as of the Closing as if made at and as of such time (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such date), and (iv) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), and (v) the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer to the foregoing effect.

(b) AIT shall have received (i) the Escrow Agreement, duly executed by the Escrow Agent and Parent, (ii) the Registration Rights Agreement, duly executed by Parent, and (iii) the Funds Flow Memorandum, duly executed by Parent.

(c) There shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

(d) No claim, action, suit, arbitration, inquiry, proceeding or investigation by any Governmental Authority shall have been commenced against the Merger Subsidiary, Parent, the Company or AIT, seeking to restrain, prohibit or enjoin the transactions contemplated hereby which would, if successful, render it impossible or unlawful to consummate the transactions contemplated by this Agreement.

ARTICLE 12

SURVIVAL; INDEMNIFICATION

Section 12.01. Survival. The Company’s and AIT’s representations and warranties contained in this Agreement shall survive the Effective Time and continue in effect for a period of fifteen (15) months following the Closing Date, except for the representations and warranties set forth in Section 4.05, Section 4.06, Section 4.18, and Section 4.23 which shall survive the Effective Time and continue in effect for the full period of all applicable statutes of limitations. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice, pursuant to and with the detail required by Section 12.03, of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. All of Parent’s and Merger Subsidiary’s representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate on the date that is fifteen (15) months following the Closing Date.

Section 12.02. Indemnification.

(a) Parent and its Affiliates (including, after the Effective Time, the Surviving Company and any of its Subsidiaries), officers, directors, employees agents, successors and assigns (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) shall be indemnified and held harmless by AIT from any Damages incurred or suffered by any Indemnified Party as a result or arising out of any of the following:

(i) (x) any misrepresentation or breach of warranty (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein in determining the amount of any Damages) of AIT or the Company contained in this Agreement and (y) the matters described in (1) Item 8 of Schedule 4.10 in the Company Disclosure Schedules, to the extent Damages relating to such matter were not accrued on the Company Balance Sheet, and (2) Item 1 of Schedule 4.20 in the Company Disclosure Schedules as it relates to employee benefit plans and labor matters (each such misrepresentation, breach or matter, a “Warranty Breach”);

(ii) without duplication of any claim pursuant to Section 12.02(a)(i), any breach of a Fundamental Representation;

(iii) any Covered Taxes, except to the extent that such Covered Taxes (x) were due and payable, and were timely paid by the Company or AIT, at or prior to Closing, and the records of which were retained in the books and records of the Company or otherwise made available to the Parent at or prior to Closing, or (y) reflect Parent’s share of Transfer Taxes pursuant to Section 10.02(b);

(iv) any breach of covenant or agreement made or to be performed by the Company or AIT pursuant to this Agreement; and

(v) any non-payment when due by AIT of amounts due to Parent pursuant to Section 2.09 or any non-payment when due of amounts required to be paid by AIT to replenish the Escrow Account pursuant to Section 2.09.

(b) From and after the Closing, except for (i) claims based upon fraud or intentional misrepresentation and (ii) misrepresentations or breaches of the Fundamental Representations, the indemnification provisions set forth in this Article 12 shall be the sole and exclusive remedy of Parent and the other Indemnified Parties for any Warranty Breach.

(c) No Indemnified Party will seek indemnification under Section 12.02(a)(i) until the date on which all unreimbursed claims by parties entitled to indemnification thereunder exceeds $750,000 in the aggregate (such amount, the “Deductible Amount”), in which case the Indemnified Party shall be entitled to indemnity only for the amount of its Damages exceeding $375,000. The maximum aggregate liability of AIT for indemnification under Section 12.02(a)(i) shall not exceed the Escrow Holdback Amount (the “Warranty Cap”). The maximum aggregate liability of AIT for indemnification under Section 12.02(a) (including without limitation any liability of AIT for indemnification under Section 12.02(a)(i)) shall be $65,000,000 (together with the Warranty Cap, the “Applicable Caps”).

Section 12.03. Indemnification Notice Procedures. Any Indemnified Party seeking indemnification pursuant to Section 12.02 shall give AIT and the Escrow Agent, if applicable, notice in reasonable detail of any matter that such Indemnified Party has determined has given rise to a right of indemnification under this Agreement, stating the amount of Damages, if known, and method of computation thereof, and containing a reference to the specific provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The procedures relating to indemnification claims against the Escrow Fund shall be further governed, where applicable, by the terms of the Escrow Agreement.

Section 12.04. Third Party Claim Procedures.

(a) Any Indemnified Party agrees to give (i) prompt notice in writing (but in no event more than fifteen (15) days after the Indemnified Party acquires knowledge thereof) to AIT of the assertion of any claim or the commencement of any suit, action or proceeding by any Third Party (other than a Tax Claim, the procedure for which shall be governed solely by Section 10.05) (“Third Party

Claim”) in respect of which indemnity may be sought under such Section and (ii) copies of all documents and information relating to any such Third Party Claim within fifteen (15) days of their being obtained by the Indemnified Party. Such notice shall describe such Third Party Claim in reasonable detail and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify or provide such documents or information to AIT shall not relieve AIT of its obligations hereunder, except to the extent AIT demonstrates that the defense of such Third Party Claim is materially and adversely prejudiced by such failure.

(b) AIT shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, AIT must (i) acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article and (ii) furnish the Indemnified Party with evidence that AIT has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c) AIT shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) AIT does not deliver the acknowledgment referred to in Section 12.04(b) within 10 days of receipt of notice of the Third Party Claim pursuant to Section 12.04(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its affiliates, or (v) AIT has failed or is failing to prosecute or defend vigorously the Third Party Claim.

(d) If AIT shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 12.04, AIT shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim, which consent shall not be unreasonably withheld, delayed or conditioned.

(e) In circumstances where AIT is controlling the defense of a Third Party Claim in accordance with Section 12.04(b) and Section 12.04(c), the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event AIT shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date AIT assumes control of the defense of the Third Party Claim or (ii) if representation of both AIT and the Indemnified Party by the same counsel would create a conflict of interest.

(f) Each party shall cooperate, AIT shall cause its Affiliates to cooperate and Parent shall cause its directors and officers to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(g) Notwithstanding any terms to the contrary in this Agreement, with respect to the indemnification obligation set forth in Section 12.02(a)(i)(y)(1), during the period specified in Section 12.01, (i) no Indemnified Party may contact such creditor or its counsel or other agents or representatives relating to such matter without the prior written consent of AIT, which may be withheld in AIT’s sole discretion, (ii) AIT shall control the defense of any claims relating to such matters in accordance with the provisions of this Section 12.04 and (iii) an Indemnified Party shall obtain the prior written consent of AIT before entering into any settlement of such claim, which shall not be unreasonably withheld or delayed.

Section 12.05. Payment of Indemnification Obligation.

(a) Upon (i) a final determination of an indemnification claim made by an Indemnified Party pursuant to this Article 12, whereby such final determination is by reason of (ii) the mutual agreement of Parent and AIT in accordance with the terms of this Agreement and the Escrow Agreement, (iii) a failure of AIT to object to an indemnification notice under Section 12.04 of this Agreement or a Claim Certificate (as defined in the Escrow Agreement) in accordance with the procedures set forth herein and in the Escrow Agreement, (iv) a final, nonappealable judgment of a court of competent jurisdiction, (v) a final, binding, and conclusive decision of an arbitrator or arbitrators pursuant to the Escrow Agreement or (vi) a determination of an indemnification claim with respect to Covered Taxes pursuant to the procedures set forth in Article 10, then the amount of the Damages stated in such claim or otherwise agreed to or determined, as applicable, shall first be paid from the Escrow Fund out of the Escrow Cash Holdback in cash and out of the Escrow Stock Holdback in shares of Parent Stock, each at the applicable Escrow Proportion, up to the amount of the Escrow Holdback, subject to the terms of the Escrow Agreement. Then, subject to the Applicable Caps, AIT shall pay to Parent the portion of the aggregate Merger Consideration, if any, that AIT has not distributed to the AIT Members.

(b) Parent agrees that in the event of any breach giving rise to an indemnification obligation of AIT hereunder (other than an indemnification obligation with respect to Taxes), Parent shall take, or cooperate with AIT if so requested by it in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking reasonable steps to prevent any contingent liability from becoming an actual liability).

(c) The amount of any claim by an Indemnified Party for indemnification pursuant to Section 12.02 shall be computed net of aggregate amounts actually recovered under any indemnity agreement, contribution agreement, or other contract (other than an insurance policy) between the Parent, the Company or any other Affiliated entity, on the one hand, and any third party, on the other hand. Each Indemnified Party shall use commercially reasonable efforts to seek recovery under any insurance policy or any indemnification agreement, contribution agreement or other contract with any other third party that would reasonably be expected to be available to reimburse any Damages; provided, that an Indemnified Party shall not be required to file any claim with respect to any such insurance coverage (i) in the event that such Indemnified Party has other claims under such insurance policies that, when taken together with such Damages, would exceed the policy limits of the applicable insurance policies, or (ii) where such Indemnified Party reasonably concludes that seeking insurance coverage for such Damages would materially and adversely affect such Indemnified Party’s claims history, insurance premium, or ability to renew or replace such insurance coverage on acceptable terms. If the Indemnified Party actually receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment related to such Damages by AIT, then such Indemnified Party shall promptly reimburse AIT for any payment made to the Indemnified Party for such Damages (up to the amount received by the indemnified party, but not to exceed the amount of such Damages actually paid by the indemnifying party), net of (x) any expenses incurred by such Indemnified Party in collecting such amounts, (y) the net present value of any increase in premiums that arises out of or relates to the relevant claim and (z) any portion of Damages incurred by such Indemnified Party that such Indemnified Party would have been entitled to receive from AIT but for the Deductible Amount or the Applicable Caps.

(d) Parent and AIT agree to treat any indemnification payment pursuant to Section 12.02 as an adjustment to the Merger Consideration for all Tax purposes unless otherwise required by Applicable Law.

ARTICLE 13

TERMINATION

Section 13.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before ninety (90) days after the date of execution of this Agreement (the “End Date”); provided that the End Date shall be extended for thirty days if the only reason the Merger has not been consummated on or before ninety days after the date of execution of this Agreement is that the condition set forth in Section 11.01(b) has not been fulfilled (provided that such extension shall not be available to any party whose breach of any provisions in this Agreement resulted in the failure of such condition to be fulfilled); provided further that the right to terminate this Agreement pursuant to this Section 13.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable.

(c) by Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 11.02(a) not to be satisfied, and such condition has not been and is incapable of being satisfied by the End Date; or

(d) by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 11.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 13.01 (other than pursuant to Section 13.01(a)) shall give notice of such termination to the other party.

Section 13.02. Effect of Termination. Each party’s right of termination under Section 13.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 13.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, member, manager, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional (a) failure of either party to fulfill a condition to the performance of the obligations of the other party, (b) failure of either party to perform a covenant hereof or (c) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 13.02 and Sections 9.04, 14.03, 14.06, 14.07 and 14.08 shall survive any termination hereof pursuant to Section 13.01.

ARTICLE 14

MISCELLANEOUS

Section 14.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary (or the Company after Closing), to:

Ultra Clean Holdings, Inc.

26462 Corporate Avenue

Attention: Casey Eichler

Facsimile No.:510-576-4401

E-mail: ceichler@uct.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Alan Denenberg

Facsimile No.: 650-752-3604

E-mail: alan.denenberg@davispolk.com

if to the Company (or AIT after Closing), to:

Houlihan Lokey

245 Park Avenue

New York, New York 10167

Attention: David Salemi

Facsimile No.: 212-582-3016

E-mail: dsalemi@hl.com

with a copy to (which shall not constitute notice):

Bryan Cave LLP

3161 Michelson Drive, 15th Floor

Irvine, California 92612

Attention: Brett J. Souza

Facsimile No.: 949-223-7100

E-mail: bjsouza@bryancave.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 14.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 14.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement by Parent and Merger Subsidiary shall be paid by Parent, and all costs and expenses incurred in connection with this Agreement by the Company, AIT and the AIT Members shall be paid by the Company or by AIT prior to the Closing or at Closing as part of the payment of Outstanding Debt with a portion of the Merger Consideration.

Section 14.04. Disclosure Schedule. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. By listing matters on the Company Disclosure Schedule or Parent Disclosure Schedule, the Company or Parent, as the case may be, shall not be deemed, solely as a result of such listing, to have established any materiality standard, admitted any liability or expanded in any way the scope or effect of the representations and warranties of Company contained in this Agreement.

Section 14.05. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.01,

shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.01, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time, and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 14.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state (other than Sections 5-1401 and 5-1402 of the General Obligation Laws of the State of New York).

Section 14.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the state courts located in the State of New York, City of New York, Borough of Manhattan, or, if such court shall not have jurisdiction, any federal court located in the State of New York, City of New York, Borough of Manhattan, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.01 shall be deemed effective service of process on such party.

Section 14.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 14.10. Entire Agreement. This Agreement, including its exhibits, annexes and schedules, the Ancillary Agreements, the Confidentiality Agreement dated February 15, 2012 and the Exclusivity Agreement dated March 5, 2012 constitute the entire agreement between the parties with respect to the subject matter therein and herein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter therein and herein.

Section 14.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 14.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity.

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page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

AMERICAN INTEGRATION TECHNOLOGIES, LLC

By:	/s/ Ted Johnson
Name: Ted Johnson
Title: President

ULTRA CLEAN HOLDINGS, INC.

By:	/s/ Clarence Granger
Name: Clarence Granger
Title: Chairman and CEO

AIT HOLDING COMPANY LLC

By:	/s/ Joseph Julian
Name: Joseph Julian
Title: Chairman

ELEMENT MERGER SUBSIDIARY, LLC

By:	/s/ Clarence Granger
Name: Clarence Granger
Title: President and CEO

[Signature Page to Agreement and Plan of Merger]